UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2015

INTELIQUENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 22, 2015, the Board of Directors of Inteliquent, Inc. (the “Company”) appointed Matthew Carter, Jr. as the Company’s President and Chief Executive Officer. Mr. Carter will also serve as the Company’s principal executive officer, replacing G. Edward Evans, who served in these roles in an interim capacity from April 1, 2015 until Mr. Carter’s appointment.

The Company’s Board of Directors also approved an employment agreement with Mr. Carter that is effective as of June 22, 2015. The employment agreement has a term of three years, commencing on June 22, 2015, and will renew automatically for one-year terms unless Mr. Carter or the Company provides prior notice of non-renewal of the employment agreement. The employment agreement provides for an annual salary of $500,000 and a discretionary annual incentive cash bonus. For 2015, Mr. Carter’s bonus will not be less than his target bonus of 80% of his annual salary, pro-rated from June 22, 2015 through December 31, 2015. The employment agreement requires Mr. Carter to establish a permanent personal residence in Chicago no later than August 31, 2016. The Company will pay or directly or reimburse Mr. Carter for customary relocation expenses actually incurred in his relocation to the Chicago area up to a maximum amount of $150,000. The Company will also pay directly or reimburse Mr. Carter’s reasonable documented expenses for the cost of Mr. Carter’s (or his spouse’s) travel between San Diego, California and Chicago, Illinois up to a maximum amount of $100,000, and the cost of a corporate apartment prior to his relocation to Chicago, which will count toward the $100,000 maximum.

If Mr. Carter’s employment is terminated by the Company without cause, or terminated by Mr. Carter for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the employment agreement, the Company will be obligated to pay to Mr. Carter any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. If, within twelve months following or one month prior to a change of control, Mr. Carter’s employment is terminated by the Company without cause, or terminated by Mr. Carter for good reason or for any reason following the Company’s delivery of a notice of non-renewal of the agreement, the Company will be obligated to pay to Mr. Carter any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twenty-four months’ base salary at the salary rate in effect on the date of termination. In either case, the Company will provide Mr. Carter with senior executive level career transition services for a period of twelve months up to a maximum cost of $50,000. In the event Mr. Carter dies, becomes disabled or his employment terminates for any other reason, the Company will be obligated to pay Mr. Carter (or his legal representative) any unpaid base salary through the date of termination, any unused vacation pay accrued through the date of termination, any unreimbursed business expenses and an amount equal to a prorated portion of Mr. Carter’s target bonus for the year in which the termination occurs. During the employment period and through the first anniversary of the date of Mr. Carter’s termination, Mr. Carter will be prohibited from directly or indirectly competing with the Company.

A copy of Mr. Carter’s employment agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of Mr. Carter’s employment agreement does not purport to be complete and is qualified by reference to such exhibit.

Prior to joining Inteliquent, Mr. Carter, age 54, served in various roles at Sprint. From 2010 until November 2014, Mr. Carter served as President of Sprint Corporation’s Enterprise, Emerging and Wholesale Solutions business unit, which provides platform solutions serving a broad range of industries and customers in over 165 countries. Prior to that, Mr. Carter served as president of Boost Mobile, part of Sprint’s prepaid group, from 2008 until 2010. Prior to that, Mr. Carter served as Senior Vice President of Base Management at Sprint from 2006 until 2008. Prior to joining Sprint, Mr. Carter served in senior marketing roles at PNC Financial Services Group, Inc., Leap Wireless International, Inc., Royal Bank of Canada and BellSouth Corporation. Mr. Carter serves on the board of directors of USG Corporation and Apollo Education Management. Mr. Carter also serves on USG’s Compensation and Organization Committee and Governance Committee. Mr. Carter holds a Bachelor’s Degree from Northwestern University and a Master of Business Administration from Harvard Business School.

Item 7.01. Regulation FD Disclosure.

On June 5, 2015, the Company issued a press release announcing the appointment of Mr. Carter as the Company’s President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including the press release attached hereto as Exhibit 99.1 announcing Mr. Carter’s appointment, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated June 5, 2015 by and between the Company and Matthew Carter, Jr.

99.1	Press release issued June 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIQUENT, INC.

/s/ Richard L. Monto
Date: June 5, 2015	Name:	Richard L. Monto
	Title:	General Counsel, Senior Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated June 5, 2015 by and between the Company and Matthew Carter, Jr.

99.1	Press release issued June 5, 2015.